EXHIBIT 2.3          STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of May 21, 1998, is made among the IRA A. WATSON STOCK BONUS (ESOP) RETIREMENT PLAN (the "ESOP"), THE KATHERINE AGNES WATSON TESTAMENTARY TRUST, CONSTANCE HEWITT and those persons signing this Agreement as "First Preferred Sellers" (collectively, the "First Preferred Sellers" and, together with the ESOP, the "Sellers"), and PEEBLES INC., a Virginia corporation ("Peebles").

                             RECITALS


     A. The ESOP owns 44,006 of the 325,504 issued and outstanding shares (the "Common Shares") of common stock of the Company and 3,000 shares of the Company's Adjustable Rate Cumulative Preferred Stock Series A (the "Series A Preferred Stock"). The Sellers own shares of the Company's First Preferred Stock (the "First Preferred Stock"). The Common Shares, the Series A Preferred Shares and the First Preferred Stock to be sold pursuant to this Agreement are collectively referred to herein as the "Shares").

     B. Sellers desire to sell and Buyer desires to purchase the Shares on the terms and for the consideration hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                            ARTICLE I
                           DEFINITIONS


     1.1 Definitions. The following terms, as used herein, have the following meanings:

     "Affiliate" of a Person means a Person, who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

     "Bankruptcy Claims" means the currently outstanding claims of the Class 6 and Class 6A creditors as contemplated in the Third Amended Plan of Reorganization of Ira A. Watson Co., as confirmed on November 10, 1993 by the United States District Court for the Eastern District of Tennessee.

     "Closing" has the meaning set forth in Section 8.1.

     "Closing Date" has the meaning set forth in Section 8.1.

     "Commitment" has the meaning set forth in Section 4.6.

     "Common Stock" means the unclassified common stock of the Company.

     "DGCL" means the Delaware General Corporation Law.

     "Distribution Amount" means that portion of the Escrow Amount, if any, to be distributed to the ESOP in accordance with Article
IX hereof and the Escrow Agreement.

     "Escrow Agent" shall mean Sun Trust Bank, in its role as escrow agent under the Escrow Agreement.

     "Escrow Agreement" means the Escrow Agreement among Peebles, the Escrow Committee and the Escrow Agent, in the form attached hereto as Exhibit B, to be executed in connection with the consummation of the transactions contemplated by this Agreement.

     "Escrow Amount" means that portion of the total purchase price for the Common Stock owned by the ESOP equal to $110,015 to be held in escrow pursuant to the Escrow Agreement.

     "Escrow Committee" means Forrest I. Watson and Frank M.
Addicks.

     "Escrowed Funds" has the meaning set forth in Section 9.4.

     "First Preferred Stock" means the First Preferred Stock of the
Company.

     "Harrisonburg Lease" means that certain indenture of lease, dated January 23, 1978 originally between General Growth Properties and Ira A. Watson Co., as amended to date.

     "HSR Act" means the Hart-Scott Rodino Antitrust Improvements
Act of 1976, as amended.

     "Mercer Capital" means Mercer Capital Management, Inc.

     "Merger" means the merger of PAS with and into the Company pursuant to the Merger Agreement.

     "Merger Agreement" means the Merger Agreement, dated as of the date hereof, by and among Peebles, PAS and the Company.

     "PAS" means Peebles Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Peebles.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

     "Subsidiary" with respect to any party to this Agreement means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity is held, directly or indirectly, by such party.

     "Survival Date" has the meaning set forth in Section 9.8.

     "Tax" or "Taxes" means:

               (a) Any federal or state income or franchise tax; and

               (b)  Any interest, additions and penalties
     (civil or criminal) imposed in connection with any Tax and any interest in respect of any such additions or penalties.

     "Surviving Corporation" means Ira A. Watson Co., the surviving corporation in the Merger.

     "Tax Law" means the Internal Revenue Code, federal, state or local laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

     "Trustee" means Home Federal Bank of Tennessee, the trustee for the ESOP.

     "West Knoxville Lease" means that certain lease agreement, dated August 23, 1993, between Olde Kingston Towne II, Ltd. and Ira
A. Watson Co. and all amendments thereto.


                            ARTICLE II
                   PURCHASE AND SALE OF SHARES


     2.1 Purchase and Sale of Shares. At the Closing the Sellers shall sell the Shares to Peebles and Peebles shall purchase the Shares from Sellers (the "Stock Purchase") in exchange for the payment of (i) in the case of Common Shares, an amount in cash equal to $220,030 plus the Distribution Amount, if any, (ii) $69.40 in cash per shares of Series A Preferred Stock and (iii) $78.40 in cash per share of First Preferred Stock. The cash portion of the purchase price described in this Section 2.1 shall be paid in immediately available funds at the Closing.


                           ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE SELLERS


     3.1 ESOP Representations and Warranties. The ESOP represents and warrants to Peebles the following:

          3.1.1  Authority Relative to this Agreement.

               (a) The ESOP is a trust established pursuant to an employee stock ownership plan, is duly formed and validly existing and has full power and authority to own the Shares set forth next to its name on Exhibit A and to sell such Shares to Peebles pursuant to this Agreement. The Trustee has been duly appointed trustee of the ESOP, has accepted such trusteeship and has all requisite power and authority to carry out the obligations of the Trustee arising in connection with the transactions contemplated by this Agreement.

               (b) This Agreement has been duly executed and delivered by the ESOP. This Agreement constitutes valid and binding obligations of the ESOP in accordance with its terms except as such enforceability may be limited by
     (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

          3.1.2 No Violation. The execution and delivery by the ESOP of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of the governing instruments of the ESOP,
(ii) result in a default or give rise to any right of termination, modification or acceleration under the provisions of any agreement or other instrument or obligation to which the ESOP is a party or by which the ESOP or the Shares owned by the ESOP may be bound, or
(iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to the ESOP or the Shares owned by the ESOP.

          3.1.3 Consents and Approvals. Except as required by the HSR Act and as set forth in Schedule 3.1.3 there is no requirement applicable to the ESOP to make any filing with, or obtain the consent or approval of, any Person as a condition to the consummation of the transactions contemplated by this Agreement.

          3.1.4 Valuation Opinion. The Trustee has received a letter, a copy of which has been provided to Peebles, from Mercer Capital stating that Mercer Capital has determined that the sale of the Shares by the ESOP on the terms described in this Agreement is fair to the participants in the ESOP from a financial point of view. Mercer Capital has not withdrawn, rescinded, modified, qualified or changed its opinion described in this Section 3.1.4.

          3.1.5 Title to Shares. The ESOP owns 44,006 shares of Common Stock, 3,000 shares of Series A Preferred Stock and 151 shares of First Preferred Stock. Upon delivery to Peebles of certificates evidencing such Shares, duly endorsed for transfer pursuant to this Agreement, Peebles will have good title to such Shares, free of all liens, claims, charges or encumbrances.

          3.1.6 Finders. No broker, finder or investment banker is entitled to any fee or commission from the ESOP for services rendered on behalf of the ESOP in connection with the transactions contemplated by this Agreement.

     3.2  First Preferred Sellers Representations and Warranties.
Each First Preferred Seller, as to itself only, represents and warrants to Peebles the following:

          3.2.1 Authority Relative to this Agreement. Such First Preferred Seller has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such First Preferred Seller. This Agreement constitutes valid and binding obligations of such First Preferred Seller, enforceable against such First Preferred Seller, in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally or
(ii) general principles of equity, whether considered in a proceeding in equity or at law.

          3.2.2 No Violation. The execution and delivery by such First Preferred Seller of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of the governing instruments of such First Preferred Seller, (ii) result in a default or give rise to any right of termination, modification or acceleration under the provisions of any agreement or other instrument or obligation to which such First Preferred Seller is a party or by which such First Preferred Seller or the Shares owned by such First Preferred Seller may be bound, or (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to such First Preferred Seller or the Shares owned by such First Preferred Seller.

          3.2.3 Consents and Approvals. Except as required by the HSR Act and as set forth in Schedule 3.2.3 there is no requirement applicable to such First Preferred Seller to make any filing with, or obtain the consent or approval of, any Person as a condition to the consummation of the transactions contemplated by this Agreement.

          3.2.4 Title to Shares. Such First Preferred Seller owns the shares of First Preferred Stock set forth next to its name in Exhibit A hereto. Upon delivery to Peebles of certificates evidencing such Shares, duly endorsed for transfer pursuant to this Agreement, Peebles will have good title to such Shares, free of all liens, claims, charges or encumbrances.

          3.2.5 Finders. No broker, finder or investment banker is entitled to any fee or commission from such First Preferred Seller for services rendered on behalf of such First Preferred Seller in connection with the transactions contemplated by this Agreement.


                            ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PEEBLES


     Peebles represents and warrants to the Sellers the following:

     4.1 Organization; Qualification. Peebles is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

     4.2 Authority Relative to this Agreement. Peebles has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Peebles of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Peebles and no other corporate proceedings on the part of Peebles is necessary with respect thereto. Assuming that the Sellers have duly authorized the execution of this Agreement, this Agreement constitutes valid and binding obligations of Peebles and is enforceable against Peebles in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.3 Consents and Approvals. Except for approvals required pursuant to the HSR Act, there is no requirement applicable to Peebles to make any filing with, or to obtain any permit, authorization, consent or approval of any public body as a condition to the consummation of the transactions contemplated by this Agreement where the failure to so make or obtain would prevent or materially restrict consummation of the transactions contemplated by this Agreement or fulfillment of any of the conditions to this Agreement.

     4.4 Non-Contravention. The execution and delivery by Peebles of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of Peebles or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Peebles or any of its Subsidiaries, or the businesses conducted by any of them, excluding from the foregoing clause such defaults and violations which would not prevent or materially restrict consummation of the transactions contemplated by this Agreement or fulfillment of any of the conditions to this Agreement.

     4.5  Litigation.    There are no actions, suits, claims,
investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Peebles, threatened, against Peebles or its Subsidiaries, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Peebles or its Subsidiaries which have, or if adversely determined, could reasonably be expected to prevent, restrict or delay consummation of the transactions contemplated by this Agreement or fulfillment of any of the conditions of this Agreement.

     4.6  Financing.     Peebles has delivered to the Company a
complete and correct copy of a commitment letter (the "Commitment") addressed to Peebles from Fleet Bank, N.A. for the provision of financing pursuant to a credit agreement on the terms and conditions described in the Commitment. Such financing is in amounts sufficient to provide Peebles with sufficient funds to consummate the transactions contemplated by this Agreement.

     4.7 Finders. No broker, finder or investment banker is entitled to any fee or commission from Peebles for services rendered on behalf of Peebles in connection with the transactions contemplated by this Agreement.


                            ARTICLE V
                      ADDITIONAL AGREEMENTS


     5.1  Negotiations with Others.     From the date hereof until
the earlier of the Closing Date or the termination of this Agreement in accordance with Section 10.1 hereof, none of Sellers will, directly or indirectly, without the written consent of Peebles, initiate discussions or engage in negotiations with any Person other than Peebles or its Affiliates, concerning any merger or sale of capital stock or a substantial portion of the assets of the Company outside the ordinary and usual course of business.

     5.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Peebles will pay all of its expenses incurred in connection with this Agreement and the transactions contemplated hereby and the Sellers shall pay all expenses incurred by them in connection with the transactions contemplated by this Agreement.

     5.3  Public Announcements.    The parties will consult with
each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the Merger and will not issue any such press release or make any such public statement without the consent of the other unless such action is required by law.

     5.4 Subsequent Events. If any event shall occur prior to the Closing which, had it occurred prior to the execution of this Agreement, should have been disclosed by a party to this Agreement in a representation and warranty or otherwise, then as soon as practicable after the happening of such event, such party shall disclose the happening of such event to the other parties hereto.

     5.5  Efforts to Consummate.   Subject to the terms and
conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions set forth in this Agreement and, in the case of Peebles, obtaining financing to consummate the transaction. Each party agrees to cooperate fully with each of the other parties in assisting them to comply with the provisions of this Section, and in the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties agree to cooperate and use their reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding. If an injunction or other order is issued in any such action, suit or other proceeding, the parties agree to use their reasonable best efforts to have such injunction or other order lifted. Notwithstanding the foregoing, no party hereto shall be required to make any substantial payment or incur any material economic burden, other than a payment otherwise required of it, to obtain any consent, waiver, authorization order or approval, and if, despite its efforts, any party is unable to obtain any material consent, waiver, authorization, order or approval, the other parties for whose benefit the consent, waiver, authorization, order or approval is to be obtained may terminate this Agreement and shall have no liability therefor, except as is provided in Section 10.2.


                            ARTICLE VI
               CONDITIONS TO OBLIGATIONS OF PEEBLES


     The obligation of Peebles to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions.

     6.1 Representations and Warranties. Each of the representations and warranties of the Sellers contained in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, and the Sellers shall each have delivered to Peebles a certificate to that effect.

     6.2  Satisfaction of Conditions to Merger.   All of the
conditions to the consummation of the Merger set forth in Article
VI of the Merger Agreement (other than the condition set forth in Section 6.10 "Purchase of Capital Stock") shall have been satisfied or waived.

     6.3 Performance of this Agreement. The Sellers shall have complied in all material respects with each of their respective obligations under this Agreement and shall have delivered to Peebles a certificate to that effect.

     6.4 Corporate Authorization. All corporate action required to be taken by any Seller in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Peebles and Peebles shall have received such copies of such documents as it may reasonably request.

     6.5 Consents and Approvals. All consents, authorizations, orders or approvals of governmental or regulatory authorities which any Seller is required to obtain in order to be able to consummate the transactions contemplated by this Agreement shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.

     6.6 Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by the Agreement, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.

     6.7  Legislation.   No statute, rule or regulation shall have
been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

     6.8 Financing. Peebles shall have obtained, pursuant to the Commitment or otherwise, the funds necessary to enable Peebles to consummate the transactions contemplated by this Agreement on the terms set forth herein.


                           ARTICLE VII
             CONDITIONS TO OBLIGATIONS OF THE SELLERS


     The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions.

     7.1 Representations and Warranties. Each of the representations and warranties of Peebles contained in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing
Date, and Peebles shall have delivered to the Sellers a certificate to that effect signed by an executive officer.

     7.2 Performance of this Agreement. Peebles shall have complied in all material respects with each of their obligations under this Agreement, and Peebles shall have delivered to the Sellers a certificate to that effect signed by an executive officer.

     7.3 Corporate Authorization. All corporate action required to be taken by Peebles in connection with the transactions contemplated by this Agreement shall have been taken, and the Sellers shall have received such copies of documents incident to such approvals as it may reasonably request.

     7.4 Consents and Approvals. All consents, authorizations, orders or approvals of governmental or regulatory authorities which the Sellers are required to obtain in order to enable it to consummate the transactions contemplated by this Agreement shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.

     7.5 Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.

     7.6  Legislation.   No statute, rule or regulation shall have
been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.


                           ARTICLE VIII
                             CLOSING


     8.1 Time and Place of Closing. The closing (the "Closing") shall take place at the offices of McGuire, Woods, Battle & Boothe LLP in Richmond, Virginia at 9:00 a.m. local time on the later of
(i) June 15, 1998, (ii) the next business day after the last of the closing conditions has been fulfilled or waived or (iii) such other date as may be agreed upon by the parties (the "Closing Date"). At the Closing the parties shall supply evidence to the other parties of the fulfillment or waiver of the conditions to their obligations under this Agreement.

     8.2 Deliveries by the Sellers. At the Closing the Sellers shall deliver to Peebles the following:

                      (i) the certificates representing the Shares duly endorsed or with stock powers attached thereto duly signed;

                     (ii) the certificates required by Sections 6.1 and 6.3;

                    (iii)     evidence that the action required by
     Section 6.4 has been taken; and

                     (iv)     copies of the consents required by Section
     6.5.

     8.3 Deliveries by Peebles. At the Closing Peebles shall deliver to the Sellers the following:

                      (i) their respective portion of the Purchase Price in immediately available funds;

                     (ii) the certificates required by Sections 7.1 and 7.2; and

                    (iii)     evidence that the corporate action
     described in Section 7.3 has been taken.

                            ARTICLE IX
                              ESCROW


     9.1  Appointment of Escrow Committee.

          (a) By executing this Agreement the ESOP shall AUTOMATICALLY BE DEEMED TO HAVE DESIGNATED FORREST I. WATSON AND FRANK M. ADDICKS AS THE "ESCROW COMMITTEE." The Escrow Committee shall have full power to act on behalf of the ESOP in the manner specified herein in connection with all matters with respect to which action by the Escrow Committee is contemplated by this Agreement. The Escrow Committee shall be entitled to reimbursement from the Escrowed Funds, in accordance with Section 9.4, of all reasonable expenses included in the performance of the duties contemplated under this Agreement, including, but not limited to the right to employ financial advisors and other agents to undertake or assist in the assessment, arbitration, litigation and/or settlement of such claims. The Escrow Committee is expressly authorized to rely upon the advice of such consultants and agents. THE ESOP SHALL AUTOMATICALLY BE DEEMED TO HAVE WAIVED ANY RIGHT OR CAUSE OF ACTION FOR ANY ACTION, OF ANY NATURE WHATSOEVER, TAKEN OR OMITTED FROM BEING TAKEN BY THE ESCROW COMMITTEE OR ANY SUCCESSOR, ABSENT A CLEAR SHOWING OF HIS, HER OR ITS GROSS ERROR OR FRAUD.

          (b) The Escrow Committee shall take all actions required to be taken by the Escrow Committee under this Agreement and may take any action contemplated by this Agreement on behalf of the ESOP. By giving notice to the Escrow Committee in the manner provided by Section 11.1, Peebles shall be deemed to have given notice to the ESOP and any action taken by the Escrow Committee may be considered by Peebles to be the action of the ESOP for all purposes of this Agreement. The Escrow Committee's duties shall terminate upon the final distribution of the Escrowed Funds under the Escrow Agreement.

     9.2 Escrow Agreement. The Company, Peebles, the Escrow Committee and the Escrow Agent will at the Closing enter into an Escrow Agreement (the "Escrow Agreement") in substantially the form of Exhibit B hereto. The provisions of the Escrow Agreement shall be incorporated herein as if fully stated herein. The Escrow Amount shall be deposited by Peebles and held in escrow, as contingent consideration for the ESOP in connection with the sale of the Common Stock, by the Escrow Agent in compliance with the terms and conditions of the Escrow Agreement. The funds held in escrow pursuant to this Article IX will be invested by the Escrow Agent only in short-term government securities.

     9.3 Non-Transferability of the Escrowed Funds. The funds held in escrow shall be held for the benefit of the ESOP and Peebles only and shall not be transferable by any potential recipient thereof, except by will, intestate succession or operation of law.

     9.4 Escrowed Funds. The moneys deposited under the Escrow Agreement pursuant to this Agreement and all interest and other earnings thereon (collectively, the "Escrowed Funds") shall be applied as provided in the Escrow Agreement and this Agreement. At the end of the period ending on the first anniversary of the Closing, any Escrowed Funds which have not been previously distributed and which are not the subject to any objection with respect to the distribution thereof as provided in the Escrow Agreement, shall be distributed as provided in the Escrow Agreement.

     9.5  Adjustments to Purchase Price.

          (a) The Distribution Amount shall be determined as provided in this Section 9.5.

          (b) The Distribution Amount shall be equal to the product of 0.1352 times the sum of the following:

                      (i)     $813,760;

                     (ii) plus the amount, if any, by which the prepayment penalty incurred by Peebles, the Company, PAS or the Surviving Corporation in connection with the payment amounts due Congress Financial Corporation pursuant to that certain Secured Revolving Credit
     Facility dated as of August 31, 1993 by the Company is less than $120,000;

                    (iii) plus the amount, if any, by which the cash payment made or contractually committed to be made to Peebles, the Company, PAS or the Surviving Corporation on or before September 30, 1998 in connection with the termination and settlement of the Harrisonburg Lease exceeds $500,000;

                     (iv)     minus the total of amounts paid by
     Peebles, the Company, PAS or the Surviving Corporation in connection with the disposition of the lawsuit styled Robert H. Jacobs v. Ira A. Watson Co., including amounts paid pursuant to a judgment, amounts paid in settlement and all attorneys fees, costs and expenses incurred in connection therewith subsequent to the date of this Agreement;

                      (v)     minus the sum of all amounts paid by
     Peebles, the Company, PAS or the Surviving Corporation to the landlord or third party consultants in connection with the termination and settlement of the obligations of the Company under the West Knoxville Lease;

                     (vi) minus the amount of prepayment penalties or premiums paid by Peebles, the Company, PAS or the Surviving Corporation in connection with the prepayment of the principal and interest due the Fidelity Mutual
     Life Insurance Company ("Fidelity Mutual") by the Company pursuant to the Mortgage Loan Agreement dated as of June
     15, 1989, as amended by the First Amendment thereto dated as of November 10, 1993, by and between Fidelity Mutual and the Company;

                    (vii) minus the amount of all amounts owed on layaway receivables upon which no payment has been made in 30 days per the layaway file report run at each of The
     Company's stores as of the close of business on the Saturday night immediately preceding the Effective Date;

                   (viii) minus the amount by which the bad debt reserve maintained by Shoppers Charge on behalf of the Company on the Closing Date is confirmed by Shoppers
     Charge to exceed $105,000;

                     (ix) minus the amount by which the advertising receivable maintained by Watson's with respect to Shoppers Charge on the Closing Date is confirmed by Shoppers Charge to be less than $46,821;

                      (x)     minus the amount by which the cash
     collateral account maintained by Shoppers Charge on behalf of the Company on the Closing Date is confirmed by Shoppers Charge to be less than $143,403;

                     (xi) plus the amount by which the total amount of principal and interest obligated to be paid by Peebles, the Company, PAS or the Surviving Corporation after the date hereof in respect of the Bankruptcy Claims is less than $2,458,703;

                    (xii) minus the amount, if any, by which The Company's loss before income taxes (after equity in earnings of Subsidiary have been posted) for the period beginning on April 5, 1998 and ending on the Closing Date exceeds $545,000 (such amount to be increased by $11,000 for each day the Closing Date extends beyond June 15,
     1998) (for the avoidance of doubt, a loss of $600,000 during such period would result in a reduction of the Distribution Amount by $55,000); provided, the Company's loss before income taxes for purposes of this subsection
     (xii) shall not include any item affecting the Distribution Amount pursuant to any other subsection of this Section 9.5 or any changes relating to store closings or lease renegotiations;

                   (xiii) minus the amount, if any, by which the expenses incurred by the Company in connection with the transactions contemplated by this Agreement and the Merger Agreement exceed $200,000, provided any fees paid to Retail Consulting Services shall not be included in such amount;

                    (xiv) minus the amount, if any, of the shortfall computed in accordance with Section 5.16 of the Merger
     Agreement; and

                     (xv) minus the amount, if any, distributed from the Escrow Account in respect of any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable attorneys', accountants' and other professional fees) arising out of a breach of any representation, warranty or covenant made by the ESOP in this Agreement or by the Company in the Merger Agreement.
     For purposes of this Section 9.5(b)(xv), the determination of whether a representation or warranty made by the ESOP in this Agreement or the Company in the Merger Agreement has been breached shall be made by ignoring references to "material" or "Material Adverse
     Effect."

          The foregoing provisions notwithstanding, in no event shall the Distribution Amount exceed the total of $110,015 plus interest earned thereon and deposited in the Escrow Account.

          (c) Peebles shall give written notice (a "Claim Notice") to the Escrow Agent and the Escrow Committee if Peebles believes it is entitled to distributions from the Escrow Fund with respect to any of the matters set forth in Section 9.5(b). The Claim Notice shall be provided promptly (but in no event later than ten days prior to the time any response to an asserted claim is required) after receipt of knowledge of the fact upon which such claim is based and shall set forth in reasonable detail the facts giving rise to any claim for a distribution hereunder.

          (d) Upon receipt by the Escrow Committee of a Claim Notice from Peebles with respect to any claim of a third party which gives rise to Peebles's right to distribution pursuant to
Section 9.5(b)(xv), the Escrow Committee may assume the defense thereof with counsel reasonably satisfactory to Peebles and Peebles shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearing, trials and appeals as may be reasonably requested in the connection thereof. Peebles shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Peebles unless (i) the Escrow Committee shall not have promptly employed counsel reasonably satisfactory to Peebles to take charge of the defense of any such action or (ii) counsel for Peebles determines, in its reasonable judgment, that Peebles and the Escrow Committee may have conflicting defenses or claims. Neither Peebles nor the Escrow Committee shall make any settlement of any claim without the written consent of the other, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable for Peebles to withhold consent to a settlement involving injunctive or other equitable relief against Peebles, the Surviving Corporation or their respective assets, employees or business.

          (e) The Escrow Committee shall have the right to object, by written notice delivered within 20 days after a Claim Notice is received to Peebles and the Escrow Agent, to all or any portion of a proposed distribution contained in any Claim Notice.

     9.6 Limitations on Distributions. Notwithstanding the foregoing provisions of this Article IX, and other than with respect to claims for fraud, as to which no limitation set forth in this Article IX shall apply, Peebles shall not be entitled to any distributions of Escrowed Funds for claims pursuant to Section 9.5(b)(xv) of this Agreement until the aggregate amount of distributions to which Peebles is otherwise entitled for claims pursuant to Section 9.5(b)(xv) of this Agreement exceeds $6,760, and then entitlement for claims pursuant to Section 9.5(b)(xv) of this Agreement in excess of $6,760 shall be limited to the Escrowed Funds.

     9.7 Provision of Information. Peebles shall provide to the Escrow Committee on request all information and documentation reasonably necessary to support and verify any claims that Peebles believes give rise to a claim for distribution of Escrowed Funds and shall give the Escrow Committee reasonable access to all books, records and personnel in the possession or under the control of the Peebles or the Surviving Corporation that would have a bearing on such claim.

     9.8  Survival; Investigation.   The representations and
warranties of the Sellers contained in this Agreement shall survive any investigation by Peebles and shall not terminate until the first anniversary of the Closing Date (the "Survival Date") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under this Article IX shall survive the Survival Date if written notice, given in good faith, of a specific breach thereof is given to the Company in accordance with Section 9.5 prior to the Survival Date.


                            ARTICLE X
                TERMINATION, AMENDMENT AND WAIVER


     10.1 Termination.   This Agreement may be terminated at any
time prior to the Closing Date:

                      (i)     by mutual consent of the Sellers and
     Peebles;

                     (ii) by the Sellers or Peebles in the event the Merger Agreement is terminated;

                    (iii) by the Sellers or Peebles if there has been a material breach by the other of a representation, warranty or agreement contained herein, which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given to the other party, or if any condition to the consummation of the transactions contemplated by this Agreement which must be met by the other, becomes impossible to fulfill; or

                     (iv) by the Sellers or Peebles if the Closing has not occurred by 11:59 p.m. July 15, 1998; provided, however, that the right to terminate this Agreement pursuant to this paragraph (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date.

     10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it, but such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach of a representation or warranty made by another party to in this Agreement.

     10.3 Amendment.     This Agreement and the Exhibits and
Schedules hereto may be amended at any time prior to the Closing Date that any such amendment is approved in writing by each of the parties hereto. All representations and warranties of the Sellers and Peebles which are true and correct as modified and approved shall be deemed true and correct for the purposes of Sections 6.1 and 7.1.

     10.4 Extension, Waiver. At any time prior to the Closing Date any party to this Agreement who is entitled to the benefits thereof may (i) extend the time for the performance of any of the obligations of another party hereto, (ii) waive a breach of a representation or warranty of the other party hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or (iii) waive compliance by any other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.


                            ARTICLE XI
                        GENERAL PROVISIONS


     11.1 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) transmitted by telefax, (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) or (iv) sent by a nationally recognized overnight delivery courier with proof of delivery to the following listed persons at the addresses and telefax numbers specified below, or to such other persons, addresses or telefax numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

          (a)  If to the Sellers to:

               Home Federal Bank of Tennessee
               515 Market Street, Suite 500
               Knoxville, TN 37902
               Attention:  William G. McGhee
               Telefax No.: (423) 541-6969

               and to:

               The address shown next to such
               Seller's name on the signature
               pages to this Agreement

               with a copy to:

               Bass, Berry & Sims PLC
               2700 First American Center
               Nashville, Tennessee 37238-2700
               Attention:  J. Page Davidson
               Telefax No.: (615)742-2753

               and to:

               William E. Mason, P.C.
               5410 Homberg Drive, Suite 13
               Knoxville, TN 37919
               Attention:  William E. Mason
               Telefax No.: (423) 584-5603

          (b)  If to Peebles to:

               Peebles Inc.
               One Peebles Street
               South Hill, Virginia  23970
               Attention:  E. Randolph Lail
               Telefax No.:  (804) 447-5326

               with a copy to:

               McGuire, Woods, Battle & Boothe LLP
               One James Center
               901 East Cary Street
               Richmond, Virginia  23219
               Attention: R. Marshall Merriman, Jr.
               Telefax No.:  (804) 698-2120


          (c)  If to Escrow Committee to:

               Forrest I. Watson
               4716 Lake Meadow Way
               Louisville, TN 37777

               with a copy to:

               Bass, Berry & Sims PLC
               2700 First American Center
               Nashville, Tennessee 37238-2700
               Attention:  J. Page Davidson
               Telefax No.: (615)742-2753

               and to:

               William E. Mason, P.C.
               5410 Homberg Drive, Suite 13
               Knoxville, TN 37919
               Attention:  William E. Mason
               Telefax No.: (423) 584-5603


If given personally or transmitted by telefax, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

     11.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.3 Schedules. The information contained in any exhibit or schedule which is referred to in a representation and warranty shall be deemed to have been disclosed in connection with and be a part of, that particular representation and warranty only and shall not be deemed a part of any other representation and warranty.

     11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.5 Miscellaneous. This Agreement, (i) together with the Exhibits and Schedules hereto, constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof;
(iii) shall not be assigned by operation of law or otherwise; and
(iv) shall be governed by the laws of the State of Delaware without regard to its choice of law rules.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.


                         PEEBLES INC.


                         By:_____________________________________

                         Title:__________________________________


                         IRA A. WATSON STOCK BONUS (ESOP)
                           RETIREMENT PLAN


                         By:_____________________________________


                         FIRST PREFERRED SELLERS:


                         THE KATHERINE AGNES WATSON
                           TESTAMENTARY TRUST


Address:                 By:  ___________________________________
                              Trustee


                         ________________________________________
                         CONSTANCE HEWITT


                         ________________________________________


                         ________________________________________


                         ________________________________________


                         ________________________________________


                         ________________________________________


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